UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2009

CITIZENS & NORTHERN CORPORATION
(Exact name of registrant as specified in its charter)

PENNSYLVANIA
(State or other jurisdiction of incorporation)

000-16084	23-2951943
(Commission file number)	(IRS employer ID)

90-92 Main Street, Wellsboro Pennsylvania	16901
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code - (570) 724-3411

N/A
(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 17, 2009, Citizens & Northern Corporation (the “Company”) issued a press release announcing that Craig G. Litchfield, Chairman, President and Chief Executive Officer of the Company, had announced his retirement at the end of 2009 and had resigned as an employee, officer and director of the Company and its subsidiaries effective December 31, 2009.  The resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Board of Directors of the Company also announced in the press release that the Board of Directors has appointed Charles H. Updegraff, Jr., a director and Executive Vice President of the Company, to succeed Mr. Litchfield as President and Chief Executive Officer of the Company effective January 1, 2010.  Mr. Updegraff, 57, a director of the Company since 2007 (with current term as a director scheduled to expire in 2012), has been Executive Vice President and Chief Operating Officer of Citizens & Northern Bank, a wholly-owned subsidiary of the Company, since May 2007 and President and Chief Executive Officer of Canisteo Valley Corporation and First State Bank, also wholly-owned subsidiaries of the Company, since May 2008.  He was formerly President and Chief Executive Officer of Citizens Bancorp, Inc. and Citizens Trust Company, which were acquired by the Company on May 1, 2007.  Mr. Updegraff’s appointment does not alter his existing employment agreement dated December 30, 2002.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description

99.1	Press Release dated December 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Citizens & Northern Corporation

Date: December 17, 2009	By:	/s/ Mark A. Hughes
Mark A. Hughes, Treasurer